For further information contact: John W. Bordelon, Chairman, President and CEO (337) 237-1960
Release Date: August 24, 2021
For Immediate Release

J. Scott Ballard

HOME BANCORP NAMES BALLARD
TO BOARD OF DIRECTORS

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary (www.home24bank.com), announced that J. Scott Ballard has been appointed to its Board of Directors, effective September 1, 2021.

“We are pleased to add Scott to our Board of Directors,” said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and Bank. “He has an exceptional reputation by leading successful businesses and high-performing teams. Scott joins a Board that is fully committed to serving our customers and employees well with superior results for our shareholders.”

“We are excited to have such an outstanding leader serve on our Board of Directors,” stated Chris P. Rader, Chairman of the Company’s Corporate Governance and Nominating Committee. “Scott brings a unique set of experiences to strengthen and expand our board for continued success.”

J. Scott Ballard is founder, CEO and owner of Ballard Hospitality, LLC and owner of Ballard Brands, LLC with his two brothers, a fast-casual dining leader based in Covington, Louisiana. Ballard Hospitality, LLC provides lifestyle service, housing, and all logistical support to remote sites and beyond. In 2018, Ballard Brands, entered a strategic partnership with Garces Group in Philadelphia, Pa., forming IdEATion Hospitality. IdEATion Hospitality owns and operates fine dining and fast casual concepts in PA, NJ and NY. Ballard earned a Bachelor of Science Degree in Political Science with a concentration in Economics from Tulane University. He has held leadership roles in several professional and community organizations, including: Chairman of the Board for the LSU board of Supervisors, board member of, St. Tammany Hospital Foundation Board, the Louisiana Board of Regents and the Louisiana Office of

Student Financial Assistance Commission. Currently, he serves as an executive board member of the Committee of 100 Louisiana and the Louisiana Association of Business and Industry, the Young Presidents Organization in Louisiana and the Louisiana Association of Business and Industry. He is also a board member for St. Tammany ChamberPac, Louisiana Boys and Girls Club, ForeKids Foundation and Louisiana Hospitality Foundation and serves as a member of the St. Tammany and Greater New Orleans Chambers of Commerce. During his career, Ballard Brands has received multiple honors, including: New Orleans City Business Top 100 Private Company, a recipient of the Tammany Award by the St. Tammany Chamber of Commerce, and Ernst & Young’s Entrepreneur of The Year 2020 Gulf Coast Area Award Finalists.

About Home Bank, N.A.
Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish. Through the years, we’ve expanded to serve markets in South Louisiana and Mississippi: Acadiana, Baton Rouge, New Orleans, the Northshore of Lake Pontchartrain, St. Martin and Jeff Davis Parishes, as well as Natchez and Vicksburg.

With 40 locations across South Louisiana and Western Mississippi, Home Bank is committed to serving the needs of our communities. Personal banking has always been Home Bank’s trademark and that tradition continues as we grow, invest and serve our clients and community. We live our values each day, focusing on integrity, innovation and a commitment to serving others. For more information about Home Bank, visit www.home24bank.com.